EXHIBIT 5.1


                                 March 23, 2000

Law Office of Reed & Reed, P.C.
1919 14th Street, Suite 330
Boulder, Colorado, 80302
Tel:  (303) 413-0691
Fax:  (303) 413-0645

Denmans.com, Inc.
Suite 1620-1140 West Pender Street
Vancouver, British Columbia
Canada, V6E 4G1


Gentlemen:

     In connection with the Registration Statement on Form S-8, being filed by Denmans.com, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,250,000 shares of the Company's Common Stock offered under the Company's 2000 Non-Qualified Stock Option Plan (the "Plan"), we are of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of Colorado.

     2. All necessary corporate action has been duly taken to authorize the establishment of the Plan and the issuance of 1,250,000 shares of the Company's Common Stock under the Plan; and

     3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above.

                                Very truly yours,

                               /s/ Law Office of Reed & Reed, P.C.